Memorandum of Understanding – DNA Brands, Inc. & Star Racing, LLC

This Memorandum represents our understanding that the Sponsorship Fee described in section 8 and Exhibit 4 of the Sponsorship Agreement by and between DNA Brands, Inc. f/k/a DNA Beverage Corporation and Star Racing, LLC dated September 20, 2009, has been amended as follows:

Amount Due Star for 2011 Season 2, per Agreement $335,000.

New Sponsorship Fee Payment Terms:

Wasserman Group will be paid its commission due from Star Racing, LLC, directly by DNA Brands, Inc. The total commission due of $67,000 will to be paid as follows:

Jan 15, 2011	$16,750
April 15, 2011	$16,750
July 15, 2011	$16,750
September 15, 2011	$16,750

In lieu of the balance due of $268,000, DNA Brands, Inc. (DNAX.OB) will immediately issue Bobby Regan/Star Racing LLC, 600,000 shares of the Company's common stock. Shares to be included in the Company's Registration Statement filed December 14, 2010 or have demand registration rights. Shares shall be deposited with a Broker to be named by DNA Brands, Inc. Bobby Regan/Star Racing LLC shall have the right to sell or transfer said shares without restriction.

An additional 200,000 shares will be registered in the name of Bobby Regan/Star Racing LLC and held in escrow. In the event that the average bid price of the stock drops below $0.50 per share for a 30 day period prior to December 31, 2011, the escrowed shares shall be immediately issued to Bobby Regan/Star Racing LLC, with no restriction on sale or transfer.

All other provisions of the above described Sponsorship Agreement shall remain as written.

Agreed to and accepted this ___ day of January, 2011.

DNA BRANDS, INC

Darren M. Marks, President

STAR RACING LLC

Bobby Regan, Managing Member